Exhibit 2.5

Description of American Depositary Shares

The Bank of New York Mellon acts as the depositary bank for our American depositary shares, or ADSs.  Each ADS currently represents 25 ordinary shares and will also represent any other securities, cash or other property deposited with the depositary but not distributed to ADS holders.  ADSs are normally represented by certificates that are commonly known as American depositary receipts, or ADRs.  The depositary bank typically appoints a custodian to safekeep the securities on deposit.  In this case, the custodian is the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited.

The corporate trust office of the depositary is currently located at 101 Barclay Street, New York, New York 10286.  The principal office of the custodian is currently located at 1 Queen’s Road Central, Hong Kong.

The deposit agreement and the ADR specify our rights and obligations as well as the rights and obligations of owners of our ADSs and those of the depositary.  You may hold ADRs either directly or indirectly through your broker or other financial institution.  If you hold ADRs directly, you are an ADR holder.  This description assumes you hold your ADRs directly.  If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you appoint the depositary to act on your behalf in certain circumstances.  Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

You should read this summary together with the deposit agreement which has been filed with the Securities and Exchange Commission as exhibit 1 to our registration statement on Form F-6EF (File No. 333-115868) and the form of ADR.

Deposit, Withdrawal and Cancellation

The depositary will only issue ADSs in whole numbers.  Accordingly, any amount of ordinary shares which is not divisible into 100 (or the then current conversion ratio) cannot be deposited for the issuance of ADSs, unless it is aggregated with other shares which together are divisible by 100 (or the then current conversion ratio).

The depositary will issue ADRs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian.  The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the number of ordinary shares have been duly transferred to the custodian.  In addition, our deposit agreement provides that any ordinary shares deposited for inclusion in the ADS program should be accompanied by appropriate instruments of transfer or endorsement, in the form satisfactory to the custodian, together with any certifications as may be reasonably required by the depositary or the custodian.  Ordinary shares cannot be deposited unless, upon deposit, the ordinary shares will be free of all transfer restrictions.

Share Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses.  You will receive these distributions in proportion to the number of shares your ADRs represent.

Cash.  The depositary will promptly convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the depositary shall file such application for approval or license, if any.  If such conversion is not possible on a reasonable basis or any approval or license of any government or agency is needed and cannot be obtained, the deposit agreement allows the depositary to distribute Renminbi only to those ADR holders to whom it is possible to do so.  It will hold Renminbi it cannot convert for the account of the ADR holders who have not been paid.  It will not invest Renminbi and it will not be liable for interest.

Before making a distribution, any withholding taxes that must be paid under United States law will be deducted.  The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.  If the exchange rates fluctuate during a time when the depositary cannot convert the Renminbi, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so.  The depositary will only distribute whole ADRs.  It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash.  If the depositary does not distribute additional ADRs, each ADR will also represent the new shares.

Rights to Receive Additional Shares.  If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you.  We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so.  If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash.  The depositary may allow rights that are not distributed or sold to lapse.  In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf.  The depositary will then deposit the shares and issue ADRs to you.  It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights.  For example, you may not be able to trade the ADRs freely in the United States.  In this case, the depositary may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place.

Other Distributions.  The depositary will send to you anything else we distribute on deposited securities by means it thinks are legal and practical.  If it cannot make the distribution in that way, the depositary has a choice.  It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.  We have no obligation to register ADRs, shares, rights or other securities under the Securities Act of 1933.  We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights, or anything else to ADR holders.  This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Voting Rights

You may instruct the depositary to vote the shares underlying your ADRs but only if we ask the depositary to ask for your instructions.  Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares.  However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you.  The materials will:

(1)            describe the matters to be voted on; and

(2)            explain how you, on a specified date, may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, in compliance with Cayman Islands law or Hong Kong law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized us to vote the number of deposited securities represented by your ADSs.  The depositary will give us a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

(1)            we do not wish to receive a discretionary proxy;

(2)            we think there is substantial shareholder opposition to the particular question; or

(3)            we think the particular question would have a material adverse impact on our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares.  In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them.  The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.  The depositary may refuse to provide fee-attracting services until its fees for those services are paid.

Persons depositing or withdrawing shares must pay:	For:

Up to US$0.05 per ADS	• Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

• Cancellation or withdrawals of ADSs

• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights

• Distributions of securities other than ADSs or rights to purchase additional ADSs

Up to US$0.01 per ADS	• Distributions of cash dividends or other cash distributions

US$1.50 per certificate presented for transfer	• Transfer of American depositary receipts, or ADRs

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary shares underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs.  The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid.  It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency.  If it sells deposited securities, it will, if appropriate, reduce the number of

ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Fees and Other Payments Made by the Depositary to Us

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our shares;	The cash, shares or other securities received by the depositary will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities.
• Reclassify, split up or consolidate any of the deposited securities;

• Distribute securities on the shares that are not distributed to you;

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received.  It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets; or
• Take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If the amendment will cause any of the following results, the amendment will become effective 30 days after the depositary notifies you of the amendment:

•           adds or increases fees or charges, except for:

•           taxes and other government charges;

•           registration fees;

•           cable, telex or facsimile transmission costs; or

•           delivery costs or other such expenses; or

•           prejudices any substantial right of ADR holders.

At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement, as amended.

The depositary will terminate the deposit agreement if we ask it to do so.  In such case, the depositary must notify you at least 30 days before termination.  The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

•            advise you that the deposit agreement is terminated; and

•            collect distributions on the deposited securities and deliver the deliverable portion of shares and other deposited securities upon cancellation of ADRs.

One year after termination, the depositary may sell any remaining deposited securities by public or private sale.  After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs or are unable to surrender their ADRs because they represent less than a unit of shares.  It will not invest the money and will have no liability for interest.  The depositary’s only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash.  After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to the depositary.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary.  We and the depositary:

•           are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

•           are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

•           are not liable if either exercises discretion permitted under the deposit agreement;

•           have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf of any other party; and

•           may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under designated circumstances.

Requirements for Depositary Actions

Before the depositary will issue or register the transfer of an ADR, make a distribution on an ADR, or process a withdrawal of shares, the depositary may require:

•           payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•           production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•           compliance with regulations that it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer or register transfers of ADRs generally when our books or the books of the depositary are closed, or at any time if the depositary or we think it advisable to do so.

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•           when temporary delays arise because: (1) the depositary or we have closed its or our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares;

•           when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•           when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

In compliance with the provisions of the deposit agreement, the depositary may issue ADRs before deposit of the underlying shares.  This is called a pre-release of the ADR.  The depositary may also deliver shares upon cancellation of pre-released ADRs, even if the ADRs are cancelled before the pre-release transaction has been closed out.  A pre-release is closed out as soon as the underlying shares are delivered to the depositary.  The depositary may receive ADRs instead of shares to close out a pre-release.  The depositary may pre-release ADRs only under the following conditions:

•          before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or ADRs to be deposited;

•          the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

•          the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release to 30% of total shares deposited, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.